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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                ------------------------------------------------

                             CURRENT REPORT PURSUANT
          TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 17, 2002

                             J BIRD MUSIC GROUP LTD.
             (Exact name of registrant as specified in its charter)

PENNSYLVANIA                       000-24449
(State or other jurisdiction       (Commission            06-1411727
of Incorporation)                  File Number)           (IRS Employer ID No.)


                             5 River Road, Suite 301
                            Wilton, Connecticut 06897
                                 (203) 255-1826
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)
                                 Not Applicable
          (Former name or former address, if changed since last report)

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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS.

Effective December 4, 2002, LeeRoy Allen, Jr. became the CEO, President, and Director of J-Bird Music Group LTD. Hope Trowbridge resigned her position as our President, but became the Corporate Secretary on December 4, 2002 and remains the Treasurer and director. Asa Fish resigned as Corporate Secretary and remains a director of the company.

Effective December 9, 2002, the company changed its name from J-Bird Music Group LTD to International Biofuel and Biochemical Corporation ("IBBC"). J-Bird Records, Inc. will remain a wholly owned subsidiary of the company with Asa L. Fish acting as its President.

IBBC has entered into a strategic alliance with American Bio-Fuels. IBBC has contracted to build multiple continuous flow biodiesel manufacturing plants with capacities scaleable to 20 million gallons per year. The building of approximately 12 strategically located manufacturing plants operating at full capacity would produce sufficient biodiesel to 1% of the existing diesel fuel market estimated at 66 billion gallons in 2001.

International Biofuel and Biochemical Corporation is a bio-energy fuels company that is involved in the production, distribution and marketing of biodiesel fuel. Biodiesel is an alternative fuel that is very similar to diesel in all performance characteristics including equivalent energy content, higher power (cetane) and other characteristics. Furthermore, it has much lower emissions of particulates and smoke, while also reducing dependence on imported oil and lowering CO2 emissions by 78% compared to petroleum diesel. More importantly, biodiesel can be used in a diesel engine with no modifications and can be delivered to customers through the existing fueling infrastructure system for diesel with virtually no modifications. Biodiesel is the lowest cost alternative fuel according to government studies including the U.S. Dept. of Energy and Dept. of Defense. As a result it is the fastest growing segment of the alternative fuels industry, jumping from only 1% to 16% total market share between 2000 and 2001 (according to Natural Gas Fuels reader survey, see chart). In addition, biodiesel prices are equivalent to diesel prices in some parts of the world and provide significant cost savings in countries with favorable tax codes relating to biodiesel or where diesel prices are high.

Biodiesel is a clean, renewable diesel fuel substitute produced from agricultural resources such as soybeans or rapeseed (canola), or recycled cooking oil from restaurants. It can be burned in any standard, unmodified blend at any proportion with petroleum diesel. Pure biodiesel is completely BIODEGRADABLE AND NON-TOXIC TO PLANTS, ANIMALS AND HUMANS.

In fact, it is the first clean fuel that does not require fleets to purchase new vehicles or construct new facilities. Biodiesel seamlessly integrates with current engine technology and biodiesel fleets have reported operational consistency over extended periods of use - engine performance, payload power and range are completely unaltered. Biodiesel is registered with the Environmental Protection Agency (EPA) as a fuel and fuel additive and meets clean diesel standards established by the California Air Resources Board (CARB). Biodiesel is a recognized alternative fuel by the Department of Energy (DOE) and the United States Department of Transportation (USDOT).

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this report on the Registrant's behalf.

J BIRD MUSIC GROUP LTD.


     /s/ LeeRoy Allen, Jr.
--------------------------
By:  LeeRoy Allen, Jr.
     CEO, President and Director

Dated: December 17, 2002